Exhibit 10.38

MM Enterprises USA, LLC

10115 Jefferson Blvd

Culver City, CA 90232

April 27, 2022

Edward Record

18845 Campbell Rd. Dallas, Texas, 75252

ejrpgh@gmail.com

Dear Ed,

MM Enterprises USA, LLC and MedMen Enterprises, Inc. (collectively “the Company”), is pleased to extend an offer of Full-Time employment to you for the position of Chief Executive Officer. This is a remote location position with travel as needed. This is an exempt position. In your capacity as Chief Executive Officer, you will perform duties and responsibilities that are reasonable and consistent with your position as may be assigned to you from time to time. You will remain on the Board of Directors but will cease to receive the associated compensation/fees upon start of your employment with MedMen.

Your estimated start date will be April 25th, 2022, with your offer of at-will employment being conditional upon successful completion of certain requirements, as explained in this letter. Your employment is subject to the terms and conditions set forth in this letter, which override anything communicated to you during your interview or as part of any other communication, about your employment with the Company.

Compensation

As compensation for your services, you will be paid US$416,000 per annum which you will receive in the amount of US$16,000 per pay period, subject to all withholdings and deductions as required by law and paid on a bi-weekly basis. In addition to your compensation, the Company will also provide the following:

Equity Bonus Program

You will be eligible to participate in the Company’s equity bonus program as set forth in the MedMen Enterprises, Inc. 2021 Employee Equity Bonus Program. You will be eligible for:

Short Term Equity Incentive

●	Eligibility for up to US$8,000 in Class B Subordinate Voting Stock (“Shares”) of the Company in compensation for each week you are employed as Chief Executive Officer during the prior fiscal year, to be granted at the end of each fiscal year at the discretion of the Board as a bonus based on an annual review of your performance.

Long Term Equity Incentive

●	US$12,000 in options to acquire Shares (“Options”) for each week you are employed as Chief Executive Officer, to be granted at the ~~end~~ beginning of each fiscal quarter, vesting within 30 days of each fiscal quarter end based upon the Company achieving performance metrics that are aligned with the interests of shareholders which metrics are to be mutually agreed upon by you and the Board as soon as practical after your date of hire.

The number of Shares or granted by the Board shall be calculated based upon the dollar value of the award divided by the trailing 10-day volume weighted average price of the Company’s shares trading on the Canadian Securities Exchange or any National Securities Exchange prior to the date of grant (the “Issue Price”). The issue price of the Options shall be determined using the Black Scholes option pricing model, the strike price of the Options shall be the Issue Price and the Options shall expire five (5) years from the date of grant.

Benefits

You will have unlimited vacation days and are to use your own discretion in this regard. In addition, MedMen provides 6 paid sick days, 11 paid holidays, medical, dental, and vision insurance through Anthem Blue Cross Blue Shield, including an employee/patient discount. Details on these benefits, including eligibility, use, and accrual can be found in the Employee Handbook.

Adherence to Company Policies. You agree to abide by and will be subject to all applicable employment and other polices of the Company as outlined in the Employee Handbook and elsewhere. This includes our Alcohol & Drug Policy.

Separation of Employment Relationship. You and the Company agree that either you or the Company may end the employment relationship, at will, at any time, with or without cause. Nothing in this letter or in the Company’s policies or procedures are intended to change the at-will nature of our relationship.

By accepting this offer, you confirm that you are able to accept this job and carry out the work involved without breaching any legal restrictions on your activities, such as restrictions imposed by a current or former employer. You also confirm that you will inform the Company about any such restrictions and provide the Company with as much information about them as possible, including copies of any agreements between you and your current or former employer describing any restrictions on your activities.

You further confirm that you will not remove or copy any documents or proprietary data or materials of any kind, electronic or otherwise, with you from your current or former employer to the Company without written authorization from your current or former employer, nor will you use or disclose any such confidential information during the course and scope of your employment with the Company. If you have any questions about the ownership of particular documents or other information, discuss those questions with your current or former employer before removing or copying any documents or information.

We are excited about the prospect of you joining our team. If you wish to accept this offer, please sign below and return this letter within three (3) days. This offer is open for you to accept for three (3) days from the date of this letter, at which time it will be deemed to be withdrawn.

We look forward to you joining MedMen!

Sincerely,

/s/ Michael Serruya
Michael Serruya
Chairman of the Board
MedMen Enterprises, Inc.

Accepted, as of April 28, 2022

/s/ Edward J. Record
Edward J. Record

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